EXHIBIT 23.2

CONSENT OF COUNSEL

We hereby consent to the reference to our firm in the preliminary prospectus supplement and the prospectus included in the registration statement, filed April 17, 2015, under the captions “Additional Aspects of the Titling Trust and the Exchange Notes—Insolvency Related Matters” and “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP

Dechert LLP

New York, New York
April 17, 2015